Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) is made and entered into effective as of February 1, 2008 (the “Effective Date”) by and between the following Parties:  (i) Heeling Sports Limited, a Texas limited partnership (the “Company”) and (ii) Michael G. Staffaroni (the “Employee”).  The Company and the Employee are collectively referred to herein as the “Parties.”

WHEREAS, beginning on or about July 24, 2000, the Employee was engaged by the Company as Chief Executive Officer, and then became employed as Chief Executive Officer as of January 16, 2001 and as President in 2006;

WHEREAS, effective as of May 19, 2006, the Employee and the Company entered into an AMENDED AND RESTATED EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO ARBITRATE, NONCOMPETITION AGREEMENT, AND NONDISCLOSURE AGREEMENT, a true and correct conformed copy of which is attached as Exhibit A to this Agreement (the “Employment Agreement”);

WHEREAS, as of the Effective Date, the Employee’s employment with the Company ended due to Employee’s resignation;

WHEREAS, the Employee, on the one hand, and the Company, on the other hand, desire to compromise and settle fully and finally, by the execution of this Agreement, all claims and causes of action of any kind whatsoever, whether known or unknown, which have arisen prior to or at the time of the execution of this Agreement, for any matter, including, but in no way limited to, any and all claims, controversies and causes of action arising out of or related to the Employee’s employment with and/or departure from the Company, and the terms and amount of severance payable to Employee under the Employment Agreement, and the Parties are desirous of reducing this Agreement to writing;

NOW, THEREFORE, in full compromise, release and settlement, accord and satisfaction, and discharge of all claims and causes of action, known or unknown, possessed by or belonging to the Employee on the one hand, and the Company on the other hand, for and in consideration of the above recitals and the mutual promises, covenants and agreements set forth herein, and the benefits flowing therefrom, and other good and valuable consideration, the adequacy of which the Parties hereby acknowledge for all purposes, including the purpose of enforcing this Agreement, the Parties to this Agreement covenant and agree as follows:

1.                                       Mutual General Releases:

a.                                       Employee, individually, and on behalf of, as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company, and as applicable, its respective current, former, and successor officers, employees, agents, attorneys, assigns, representatives, directors, shareholders, owners, servants, administrators, insurers, parents, subsidiaries, affiliates, and related corporations, firms, associations, partnerships, and entities, specifically including the Other Heelys Releasees (as defined below), from any and all Claims and Controversies (as defined below), including without limitation, any and all obligations under the Employment Agreement; provided, however, that nothing in this Agreement will be considered a release of Employee’s claims, if any, for vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, worker’s compensation insurance coverage, and/or unemployment insurance coverage, or the Company’s breach of this Agreement.

b.                                      The Company does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Employee, individually, and as applicable, Employee’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities, from any and all Claims and Controversies; provided, however, that nothing in this Agreement will be considered a release of the Company’s claims, if any, for the Employee’s breach of this Agreement.

c.                                       Notwithstanding anything to the contrary herein, the Company or Heelys, Inc.’s obligations to Employee under that certain Indemnification Agreement, effective August 31, 2006 (the “Indemnification Agreement”), and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company or Heelys, Inc.’s indemnification obligations to Employee under Heelys, Inc.’s Articles of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.  As of the Effective Date of this Agreement, to the Company’s knowledge, Employee has fully complied with the Indemnification Agreement.

2.                                       Definitions:

a.                                       For the purposes of this Agreement, including without limitation Section 1 of this Agreement, the term “Other Heelys Releasees” means all affiliates of the Company and all of their respective officers and directors.

b.                                      For the purpose of this Agreement, the term “Claims and Controversies” means the following:  all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, fraud, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act, 29 U.S.C. §§ 201 et seq., as amended, the Americans with Disabilities Act of

1990, 42 U.S.C. §§ 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended, the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, RICO, 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended, the Texas discrimination, retaliation, and wrongful discharge laws, including without limitation Tex. Lab. Code §§ 21.001 et seq., 451.001, and 411.082, as amended, Tex. Civ. Prac. & Rem. Code § 122.001, as amended, Tex. Gov’t. Code §§ 431.005, 431.006, 554.001, and 554.002, as amended, Tex. Elec. Code §§ 253.102, 276.001, and 276.004, as amended, and Tex. Health & Safety Code §§ 81.102 and 165.002, as amended, the Texas pay day laws, including without limitation Tex. Lab. Code §§ 61.001 et seq. and 62.001 et seq., as amended, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law or otherwise, arising out of or relating to any and all disputes now existing between Employee and the Company, whether related to or in any way growing out of, resulting from, or to result from the Employee’s employment with the Company and/or termination or resignation from employment with the Company, for or because of any matter or thing done, omitted, or allowed to be done by, the Employee, the Company or the Other Heelys Releasees, for any incidents, including those past and present, which existed at any time prior to and/or contemporaneously with the Effective Date of this Agreement, including all past, present, and future damages, injuries, costs, expenses, fees, effects, and results in any way related to or connected with such incidents.

c.                                       Notwithstanding anything to the contrary herein, the Company or Heelys, Inc.’s obligations to Employee under the Indemnification Agreement and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company or Heelys, Inc.’s indemnification obligations to Employee under Heelys, Inc.’s Articles of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.  As of the Effective Date of this Agreement, to the Company’s knowledge, Employee has fully complied with the Indemnification Agreement.

3.                                         Severance Compensation Terms:  Subject to the terms of Sections 7 and 15 herein, the Parties agree to the following terms of severance compensation (“Severance Compensation”):

a.                                       The Company shall pay Employee or his Estate fourteen (14) months severance amounting to the total sum of FOUR HUNDRED AND SIXTY-SIX THOUSAND, SIX HUNDRED AND SIXTY-SIX AND 67/100 DOLLARS ($466,666.67), minus tax-related deductions (the “Severance Proceeds”), in full compromise and settlement.  The Severance Proceeds will be paid out (i) over a five month period, in ten (10) semi-monthly installments of SIXTEEN

THOUSAND, SIX HUNDRED AND SIXTY-SIX AND 67/100 DOLLARS ($16,666.67), in accordance with the normal payroll practices and policies of the Company, beginning six (6) months after the Effective Date, followed by (ii) one lump sum payment of THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00), in the month following the completion of the installment payments, in all cases minus tax-related deductions.  The Severance Proceeds are in addition to any compensation previously accrued or paid to Employee.

b.                                      If Employee elects continuation coverage (with respect to Employee’s coverage and/or any eligible dependent coverage) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Continuation Coverage”) with respect to the Company’s group health insurance plan, Employee will be responsible for payment of the monthly cost of COBRA Continuation Coverage, provided, however, the Company will reimburse Employee for the monthly cost of all COBRA Continuation Coverage net of all co-pay amounts (if any) Employee would have paid had Employee’s employment continued pursuant to Exhibit A.  Such COBRA Continuation Coverage payments by the Company will apply to the fourteen (14) month period following the Effective Date; provided, however, that nothing herein will affect Employee’s rights to COBRA Continuation Coverage, at Employee’s expense, following the Effective Date.

c.                                       The Company will reimburse Employee for the cost of the $500,000 life insurance policy from First Colony Life Insurance Company.  Such reimbursement by the Company will apply to the fourteen (14) month period following the Effective Date; provided, however, that nothing herein will affect Employee’s rights to obtain life insurance at Employee’s expense, following the Effective Date.  The Company will reimburse Employee for the monthly cost of such life insurance policy on the first regular payroll date of the Company each month.  Notwithstanding the preceding sentence, or any provision in this Agreement to the contrary, no reimbursement for the cost of the life insurance policy will be paid within six (6) months following the Effective Date, in order for this Agreement to satisfy the requirements with respect to a “specified employee” as provided under Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (“Section 409A”).  A single sum cash payment will be made on the date that is six (6) months and one (1) day from the Effective Date.  Such single sum cash payment will include the cumulative amounts that would have otherwise been paid to Employee during the six (6) month delay period, without interest.  Thereafter, monthly reimbursement payments will resume as described above.

4.                                       Expenses and Accrued Leave:

a.                                       Subject to Employee’s compliance with all applicable expense policies and procedures, the Company will reimburse Employee for all reasonable accrued but unpaid travel, lodging, long distance telephone and other business costs and expenses reasonably incurred by Employee while rendering Services pursuant to

Exhibit A, through and including the Effective Date.  Notwithstanding the preceding sentence, or any provision in the applicable expense reimbursement policy or procedure to the contrary, if an expense reimbursement would constitute taxable income to Employee:  (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year; (ii) the reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement for expenses shall not be subject to liquidation or exchange for another benefit.

b.                                      The Company will pay Employee an amount equal to all accrued and unused vacation and personal day pay through and including the Effective Date, calculated in accordance with the Company’s vacation and personal day policies, practices, and procedures.  Such payment will be made in a single sum payment within sixty (60) days of the Effective Date.

5.                                         No Admission of Liability:  The Parties stipulate that by discussing and/or entering into this Agreement, the Parties do not admit, and they specifically deny, any violation of any constitutional, federal, state, local, or municipal law, whether, statutory, regulatory, common law, or otherwise.  Neither the proposal of this Agreement nor the Parties’ execution of it shall in any way be construed as an admission of liability in any legal, arbitral, or administrative proceeding.  This Agreement has been entered into in release and compromise of the Claims and Controversies and other matters as stated herein and to avoid the expense and burden of dispute resolution.

6.                                       Statement of Understanding:  By executing this Agreement, Employee acknowledges that (a) Employee has been given at least twenty-one (21) days to consider the terms of this Agreement, and has either considered it for that period of time or knowingly and voluntarily waived the right to do so; (b) Employee has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or had sufficient opportunity to consult with, an attorney of  Employee’s own choosing regarding the terms of this Agreement; (d) Employee has read this Agreement and fully understands the terms of this Agreement and their import; (e) except as provided by this Agreement, Employee has no contractual right or claim to the payments and benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.

7.                                       Revocation:  Within the seven (7) consecutive calendar days following Employee’s execution of this Agreement (the “Revocation Period”), Employee may revoke this Agreement by written notice sent by BOTH fax and first class mail to the Company in care of its attorney, Kenneth C. Broodo, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761, fax number (214) 999-3626.  If

Employee revokes this Agreement, the Employee shall have no right or entitlement to receive (as applicable) any of the Severance Compensation described in Section 3 of this Agreement.  Employee understands that if the Company does not receive notice of revocation prior to the expiration of the Revocation Period, Employee shall have forever waived the right to revoke this Agreement, and this Agreement and all of its terms shall have full force and effect.

8.                                       Return of Property:  The Employee shall return to the Company all of its property and that of the Other Heelys Releasees within Employee’s possession, custody, or control, including without limitation, all originals and copies of all materials and documents, all equipment, and all hardcopy and/or computer-based documents, books, records, videos, disks, data files, audio and video recordings, and other things pertaining to the Company or containing its information, whether obtained directly or indirectly from the Company and with or without its knowledge or consent (collectively, “the Company Information”).  The Employee warrants and represents that he will not directly or indirectly duplicate, replicate, or otherwise retain any copies of any Company Information in any form or fashion.  Within three (3) business days of executing this Agreement, the Employee will return the Company Information by hand delivery to Heelys, c/o Kenneth C. Broodo, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761.  Notwithstanding the foregoing provisions in this paragraph 8, Employee’s attorney(s) may retain information and documents provided to them by Employee in connection with seeking legal advice relating to this Agreement and his employment with the Company.

9.                                       Protection of Confidential Information:

a.                                       Employee acknowledges that he has had access to and has become familiar with various trade secrets and proprietary and confidential information of the Company, including, but not limited to, the identity, responsibility, and/or income of employees, costs of doing business, financial information, formulas, processes, and suppliers, compilations of information, records, customer information, methods of doing business, information about past, present, pending, and/or planned transactions, and other confidential information (collectively referred to as “Confidential Information”), which are owned by the Company and regularly used in the operation of its business, and as to which the Company takes precautions to prevent dissemination to persons other than certain directors, officers, and employees.  Employee acknowledges that the Confidential Information (i) is secret and not known in the industry; (ii) gives the Company an advantage over competitors who do not know or use the Confidential Information; (iii) is of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Confidential Information; and (iv) constitutes a valuable, special, and unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.

b.                                      Employee shall not in any way use or disclose any Confidential Information, directly or indirectly, at any time in the future, and shall otherwise protect such information from unauthorized use or disclosure by others.  All files, records, documents, information, data, and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Company, and in any event must be promptly delivered to the Company upon execution of this Agreement.  Confidential Information does not include material, data, documents, and/or information that the Company has voluntarily placed in the public domain; that has been lawfully and independently developed and publicly disclosed by third parties; that constitutes the general knowledge and skills gained by Employee during the time period of his employment with the Company; or that otherwise enters the public domain through lawful means.

10.                                 Survival of Employment Terms; Restrictive Covenants:

a.                                       The contractual terms stated in Exhibit A that apply post-employment, including without limitation such terms stated in paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 of Exhibit A (including subparts), shall survive the execution of this Agreement and continue in full force and effect, subject to the modifications stated in this Agreement.  The Employment Period as referenced in paragraphs 8 and 9 of Exhibit A is deemed to end on the date of this Agreement.

b.                                      The Noncompetition Term defined in paragraph 11 of Exhibit A (“Noncompetition Term”) is hereby modified from one (1) year to six (6) months with regard to competitive business activities other than that based on wheeled footwear products that compete with products of the Company; provided, however, that the Noncompetition Term shall continue to apply for the full year stated in Exhibit A, with regard to competitive business activities based on any and all wheeled footwear products that compete with products of the Company and for purposes of paragraph 12 of Exhibit A; provided further, that the terms of paragraphs 11 and 12 of Exhibit A shall otherwise survive the execution of this Agreement and continue in full force and effect.  The post-employment portion of the Noncompetition Term, as partially modified by this Agreement, shall commence upon the Effective Date of this Agreement.

c.                                       The Company acknowledges the Employee’s disclosure of business discussions with a third party (the “Third Party”) over a possible licensing agreement for the use of a brand name in conjunction with a line of Company footwear, as disclosed through Employee’s weekly report to the Board of the Company in January 2008, with terms to be negotiated (“Licensing Discussions”).  The Employee shall not engage in any similar Licensing Discussions of any kind with the Third Party, during the twelve (12) month period following the Effective Date; provided that, the restrictive covenants referenced in Exhibit A and in this Agreement shall continue to apply at all times within the Noncompetition Term, as partially modified by this Agreement.

11.                                 Mutual Non-Disparagement:  Employee, on his own behalf, and the Company, solely on behalf of its employees at the vice president level and above who have actual authority to speak or act on the subject described herein, shall not make any statements, comments, or communications in any form, oral, written, or electronic, which would constitute libel, slander, or disparagement of one another; provided, however, that the terms of this Section shall not apply to communications between the Parties and as applicable, their attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute, or rule of procedure.  Where applicable, this mutual non-disparagement agreement applies to any public or private statements, comments, or communications in any form, oral, written, or electronic.  The Parties shall not in any way solicit any such statements, comments or communications from others.  Subject to the terms of this provision, the Company may issue a press release regarding Employee’s resignation from the Company.  Prior to issuance of the referenced press release Employee shall be permitted to review the release and to provide comments to it.  The Parties shall mutually agree on the language concerning Employee’s resignation and related matters.

12.                                 Payment Termination; Liquidated Damages:  In the event that Employee commits a material breach of the terms of the foregoing Sections 9 and/or 10 of this Agreement (including the restrictive covenants stated in Exhibit A), the Company may forever terminate payment of all remaining Severance Compensation payments, and the Employee shall become immediately liable to the Company for liquidated damages in the amount of ninety percent (90%) of all Severance Compensation paid to Employee by the Company.  The Parties stipulate that such liquidated damages are reasonable considering that this Agreement has intrinsic value for the Company because of its complete confidentiality and other protections, and further considering that in the event of such a breach, the Company’s actual damages will be difficult and impractical to ascertain, so that the stated liquidated damages will be just and proper compensation for any damages caused by any breach for which this Section applies; provided, however, that the Company may make an election of remedies for actual damages, to the extent that it can prove recoverable actual damages in excess of the liquidated damages stated in this Section of the Agreement.  Notwithstanding any requirement that the Employee pay damages as provided in this Section, the remaining provisions of this Agreement will remain in full force and effect.

13.                                 Resignation; Securities Filings:  As of the Effective Date, the Employee resigns from his employment with the Company and all Company affiliates and subsidiaries, as applicable, and from any and all positions as an officer or director, or both, of the Company and all Company affiliates and subsidiaries.  This Agreement will be disclosed in an 8-K filing and/or other required securities filings with the Securities and Exchange Commission, as applicable.

14.                                 Waiver of Re-employment:  The Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with the Company or the Other Heelys Releasees, for now and any time in the future, and agrees not to seek or make application for employment with either the Company or the Other Heelys Releasees.

15.                                 Section 409A Compliance:  This Agreement shall be construed and interpreted to the maximum extent possible in a manner to avoid any adverse tax consequences to Employee under Section 409A.  If the Company or Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company and Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to:  (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or to preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

16.                                 Entire Agreement:  This Agreement constitutes the entire Agreement of the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with regard to the same subject matter, except for the contractual terms stated in Exhibit A that apply post-employment, including without limitation such terms stated in paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, and 21 of Exhibit A (including subparts), subject to the modifications stated in this Agreement.  All prior and contemporaneous negotiations and agreements regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated, subject to the exceptions stated in this Section.  In the event of an irreconcilable conflict between the surviving provisions of Exhibit A and the provisions of this Agreement, this Agreement shall govern.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations set forth in this Agreement.  The Parties have each entered into this Agreement based on their own independent judgment.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

17.                                 Other Documentation:  The Parties agree to promptly execute, acknowledge and deliver all further documents and instruments that may be necessary or convenient to consummate this Agreement; and to execute, acknowledge, attest and deliver all additional documents, instruments, consents and approvals necessary or advisable to more fully evidence and perfect each Party’s rights and obligations described in this Agreement.

18.                                 Non-Waiver:  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

19.                                 Authority:  The Employee hereby acknowledges and expressly warrants and represents for himself, and for his predecessors, successors, assigns, heirs, executors, administrators, and legal representatives, as applicable, that he (a) is legally competent and authorized to execute this Agreement; (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that he may have by reason of any matter described in this Agreement; (c) has the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein; and (d) will execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.  The Company hereby represents that this Agreement has been duly authorized by the Company and that the person executing this Agreement on behalf of the Company is authorized to execute this Agreement..

20.                                 Severability:  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

21.                                 Attorneys’ Fees in the Event of Breach:  The Parties agree that should a Party to this Agreement make a claim against another Party to this Agreement for a breach of any provision of this Agreement, the prevailing Party shall be entitled to recover its attorneys’ fees, expenses, and costs.  The Parties hereby agree that each Party shall have the right to seek specific performance of this Agreement, and declaratory and injunctive relief.

22.                                 Governing Law; Exclusive Venue:  All questions concerning the construction, validity and interpretation of this Agreement and its exhibits will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Texas, unless preempted by federal law or otherwise stated in this Agreement.  The Parties consent, stipulate and agree that the exclusive venue of any lawsuit, arbitration, or other proceeding referenced in, arising from, or related to this Agreement shall be Dallas, Texas.

23.                                 No Assignment:  The Employee shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

24.                                 Successors and Assigns: All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and permitted assigns.  The merger or consolidation of the Company into or with any other entity shall not terminate this Agreement.

25.                                 Construction:  The Parties were each fully represented by counsel in negotiating this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

26.                                 Counterparts:  It is understood and agreed that this Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.

27.                                 Headings:  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, THE PARTIES, INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, HAVE DULY EXECUTED THIS AGREEMENT, AS OF THE DATES INDICATED BELOW:

COMPANY:	HEELING SPORTS LIMITED, A TEXAS LIMITED
PARTNERSHIP

Address:	By:	Heeling Management Corp.,
Its sole general partner
3200 Belmeade Drive
Suite 100	By:	/s/ Gary L. Martin
Carrollton TX 75006	Name:	Gary L. Martin
	Title:	Chairman

Date: February 1, 2008

EMPLOYEE:	MICHAEL G. STAFFARONI
Address:
/s/ MICHAEL G. STAFFARONI
2817 Milton
Dallas TX 75205	Date: February 1, 2008